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                                                                    EXHIBIT 23.2








INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Psychiatric Solutions, Inc. on Form S-4 of our report for Ramsay Youth Services, Inc. dated March 14, 2003 (April 8, 2003 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Ramsay Youth Services, Inc. changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Certified Public Accountants

Miami, Florida
July 29, 2003